Exhibit 2.1

AMENDMENT NO. 1

Dated April 16, 2008

TO

PURCHASE AGREEMENT

Dated March 10, 2008

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into as of April 16, 2008, and amends the Purchase Agreement (the “Original Agreement”) dated as of March 10, 2008 by and among:

•                  ZAO “Set Televissionnykh Stantsiy”, a closed joint stock company organized under the laws of the Russian Federation with main state registration number 1027700151852, whose registered office is at 3rd Khoroshevskaya str., 12, 123298, Moscow, Russia  (the “Purchaser”);

•                  MTG Broadcasting AB, a Swedish limited liability company (the “Seller”); and

•                  Modern Times Group MTG AB, a Swedish limited liability company and the ultimate parent company of the Seller (“MTG”).

All capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Original Agreement.

INTRODUCTION

WHEREAS, the Parties wish to make the amendments to the Original Agreement set forth below;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Original Agreement and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1           Payment of the Purchase Price.  Section 1.2 (Consideration) of the Original Agreement is hereby amended as follows:

(a)           by deleting the clause “not less than five calendar days prior to Closing” in paragraph (b) and replacing it with “not less than one calendar day prior to Closing”; and

(b)           by adding the following new paragraph (c):

                “(c)         Immediately following the Closing, the Purchaser shall pay to the Seller $190,000,000.00 (the “Initial Payment”) in cash, and, at the Closing, the Purchaser shall deliver to the Seller a promissory note in the form of Exhibit C hereto (the “Balance Note”).  The principal amount of the Balance Note shall be equal to the difference between the Purchase Price and the Initial Payment, subject to adjustment as set forth herein (the “Balance Amount”). The maturity date of the Balance Note shall be the earlier of the date five (5) Business Days following the Purchaser’s closing with respect to the Debt Financing and the date ninety (90) days following the Closing or such other date as the Parties may agree (the “Balance Payment Date”).”

1.2           Post-Closing Adjustment.  Paragraph (b) of Section 1.3 (Post-Closing Adjustment) of the Original Agreement is hereby deleted and the following is inserted in lieu thereof:

                “(b)         If the Adjustment Amount is a negative number, then the Balance Amount shall be reduced by an amount equal to such Adjustment Amount.  If the Adjustment Amount is a positive number, then the Balance Amount shall be increased by an amount equal to such Adjustment Amount.  Notwithstanding the foregoing, if there is an objection under paragraph (c) below, the Balance Amount shall not be adjusted as set forth in the preceding sentence, and the Adjustment Amount shall instead be paid by the Seller or the Purchaser, as the case may be, in cash on the later of (x) the Balance Payment Date or (y) ten (10) days following the final resolution of the payments due under this Section 1.3, if any, in accordance with paragraph (c).”

1.3           Closing Deliverables.  Paragraph (f) of Section 1.5 (Actions at the Closing) of the Original Agreement is hereby deleted and the following inserted in lieu thereof:

“(f)          the Purchaser (x) shall deliver to the Seller the duly executed Balance Note and (y) shall, immediately following the Closing, pay (by wire transfer of immediately available funds) to the Seller the Initial Payment in US dollars to the account set out in the Closing Statement; provided that all other steps at the Closing shall be subject to, and conditioned upon, receipt of the Initial Payment;”

1.4           Actions Following Closing.  Section 1.6 (Actions following the Closing) of the Original Agreement is hereby deleted and the following inserted in lieu thereof:

                “1.6         Action following the Closing.  The Purchaser shall use its reasonable best efforts to effect the registration of the transfer of the Sale Shares with the relevant Government Entity (the “Transfer Registration”) as soon as practicable following the Closing.  On or before the date that is ten (10) Business Days following the earlier of (x) the day of the Purchaser’s closing with respect to the Debt Financing and (y) the Balance Payment Date (such date, the “Target Indebtedness Payment Date”), the Purchaser shall cause the members of the Target Group to deliver funds sufficient to repay in full (i) all Target Indebtedness as of Closing (including interest accrued to the Closing Date) (collectively the “Closing Target Indebtedness Amount”) net of applicable Russian withholding taxes which shall be paid to the appropriate Russian tax authorities and (ii) interest on the Closing Target Indebtedness Amount in accordance with the terms of (including the applicable rate under) the existing inter-company loans for the period commencing from the day immediately following the Closing Date and ending on the date of repayment in full, which interest shall be paid net of applicable Russian withholding taxes (which shall be paid to the appropriate Russian tax authorities), in each case by wire transfer of immediately available funds as directed by the obligees thereof in payoff letters; it being understood that the Closing Target Indebtedness Amount shall be included in the Estimated Consolidated Net Cash/Debt Amount and Actual Consolidated Net Cash/Debt Amount.  In the event that the Purchaser does not cause the members of the Target Group to repay in full, on or before the Target Indebtedness Payment Date, the amount required to be repaid as of such date by the preceding sentence, such failure to pay shall constitute a material breach of this Agreement and in addition to any rights that the obligees may have for such breach, the Warrantors shall be entitled to collect damages in an amount equal to the unpaid portion of the Closing Target Indebtedness Amount plus interest thereon at the rate of 30-day LIBOR plus 5.00% per annum for the period commencing from the day immediately following the Closing Date and ending on the date of repayment in full, and the Warrantors shall be entitled to immediately submit such matter to arbitration pursuant to Section 9.10 hereof.  Promptly following payment of withholding taxes to the appropriate Russian tax authorities, the Purchaser shall deliver to the Seller a copy of all payment orders, stamped by the bank from which payment was initiated, for such payment.  The Purchaser shall, and shall cause the members of the Target Group following the Closing to, cooperate with and assist the Seller and its Affiliates as reasonably requested in its dealings with the Swedish tax authorities relating to the taxes withheld in Russia.”

1.5           Provisions Regarding Financial Statements.  (a) The first clause of paragraph (b) of Section 2.6 (Financial Statements) of the Original Agreement is hereby deleted and the following is inserted in lieu thereof:

“At the time of delivery pursuant to Section 4A.1 hereof,”.

(b)  Clause (i) of Section 4.15 of the Original Agreement is hereby deleted and the remaining clauses (ii) and (iii) renumbered accordingly.

1.6           Financing.  Section 4.7 (Financing) of the Original Agreement is hereby deleted and the following is inserted in lieu thereof:

                “4.7         Financing.  The Purchaser shall use its reasonable best efforts to secure debt financing in an amount sufficient, considering the Purchaser’s cash position, to finance the Balance Amount (the “Debt Financing”) and to use the funds provided thereby to make the payments required at the Balance Payment Date in accordance with the terms of this Agreement. The Purchaser shall keep the Warrantors reasonably informed of any material developments relating to the financing for the transactions contemplated by this Agreement.”

1.7           Conditions to Closing.

(a)           Each of the following conditions to Closing set forth in Section 5.1 (Conditions to Obligations of the Purchaser) of the Original Agreement is hereby waived by the Purchaser:  Section 5.1(a) (Debt Financing); Section 5.1(b) (IFRS Financial Statements); Section 5.1(d) (Governmental Approvals); Section 5.1(f) (Compliance) (but only with respect to compliance with the requirements of clause (i) of Section 4.15 (Additional Financial Statements)); and, subject to Section 1.8 of this Amendment, Section 5.1(k) (Programming).

(b)           The condition to Closing set forth in Section 5.1(l) (Merger) of the Original Agreement shall be deemed to be satisfied if all other conditions set forth in Section 5.1 of the Original Agreement have been either satisfied or waived by the Purchaser (pursuant to the foregoing paragraph (a) or otherwise).

(c)           Each of the conditions to Closing set forth in Section 5.2(e) (Governmental Approvals) and, subject to Section 1.8 of this Amendment, Section 5.2(f) (Sub-Licensing Agreement) of the Original Agreement is hereby waived by each of the Warrantors.

1.8           Post Closing Covenants.  The Original Agreement is hereby amended by adding the following new Article IV-A:

“ARTICLE IV-A

POST-CLOSING COVENANTS

                4A.1.       IFRS Financial Statements.  Each of the Warrantors hereby covenants and agrees to cooperate with the Purchaser so that, following the Closing, the IFRS Financial Statements shall be delivered to the Purchaser as soon as practicable following the Closing, and in any event on or before the date that is 71 days following the Closing Date.  The IFRS Financial Statements shall be prepared and, in the case of the Audited IFRS Financial Statements, audited in such form and substance as to satisfy CTCM’s obligation to file with the U.S. Securities and Exchange Commission financial statements for the Target Group complying with Rule 3-05 of Regulation S-X. The IFRS Financial Statements shall have been prepared in accordance with IFRS and shall include the reconciliation to US GAAP required by Item 17 of Form 20-F under the Exchange Act.

                4A.2.       FAS Approval.

                                (a)  The Purchaser shall use its reasonable best efforts to obtain, as soon as practicable following the Closing, the FAS Approval.  The Purchaser shall keep the Warrantors apprised of the status of any material communications with, and any material inquiries or requests for additional information from, the FAS, and shall comply promptly with any such inquiry or request.  The Warrantors shall cooperate with the Purchaser in the Purchaser’s efforts to obtain the FAS Approval.

                                (b)  During the period from the Closing to the receipt of the FAS Approval, the Purchaser shall cause each member of the Target Group to conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations.  During such period, the provisions of Section 4.2 (Operation of Business) of the Original Agreement shall apply to the

Purchaser mutatis mutandis in respect of its conduct of the business of the Target Group; provided, however, that the reference to “$100,000” in clause (j) of such Section 4.2 shall be deleted and replaced with “$200,000” for purposes of this Section 4A.2.

                                (c)  The Purchaser shall indemnify, defend and hold harmless the Warrantors and their respective Affiliates, officers and directors from and against any and all Damages based upon, arising out of or otherwise in respect of the failure of the Purchaser to have obtained the FAS Approval prior to the Closing.  The provisions of Section 6.6 (Limitations on Indemnification) of the Original Agreement shall not apply to the indemnity provided by this Section 4A.2.  The aggregate liability of the Purchaser and CTCM, taken together (without double counting), pursuant to this Section 4A.2(c) and Section 1.4 of the Amendment No. 1, dated the date hereof, to the Guaranty Agreement for Damages suffered by the Warrantors and their respective Affiliates shall in no event exceed the Consideration.

                4A.3  Sub-Licensing Agreement.  The Sub-Licensing Agreement shall be executed no later than April 21, 2008, in all other respects in accordance with Section 5.1(k) of the Original Agreement.

1.9           Termination Fee.  Section 7.3 (Termination Fee) of the Original Agreement is hereby deleted in its entirety.

1.10         Schedule 1A.  To correct a typographical error, the second sentence of Schedule 1A (Allocation of Consideration) to the Original Agreement is hereby deleted and the following inserted in lieu thereof:

“If the Merger has not occurred prior to Closing, the Consideration shall be allocated among the Sale Shares as follows:”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Warrantors, jointly and severally, represent and warrant to the Purchaser as of the date hereof and as of Closing as follows:

2.1           Authorization of Amendment.  Each Warrantor has all requisite power and authority to execute and deliver this Amendment and to perform its obligations under the Original Agreement as amended hereby.  The execution and delivery by each Warrantor of this Amendment and the consummation by the Warrantors of the transactions contemplated by the Original Agreement as amended hereby have been duly and validly authorized by all necessary corporate action on the part of the Warrantors.  This Amendment has been duly and validly executed and delivered by each Warrantor and the Original Agreement as amended hereby constitutes the valid and binding obligation of such Warrantor, enforceable against it in accordance with its terms.

2.2           Licenses and Permits.  In addition to the Permits set forth at Section 2.14 (Licenses and Permits) of the Disclosure Schedule to the Original Agreement, the Target holds License No. 10176, as extended as of March 6, 2008, a copy of which has been provided to the Purchaser (the “Renewed Principal Broadcast License”).  The Renewed Principal Broadcast License is in full force and effect and has not been suspended, cancelled, terminated or withdrawn; and, to the knowledge of the Warrantors, no suspension, cancellation, termination or withdrawal of such Permit is threatened.  The Target is in compliance with the terms of the Renewed Principal Broadcast License, including all affirmative obligations imposed by such Permit, except for any noncompliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Warrantors as of the date hereof and as of Closing as follows:

3.1           Authorization of Amendment and Balance Note.  The Purchaser has all requisite power and authority to execute and deliver this Amendment and the Balance Note and to perform its obligations under the Original Agreement as amended hereby and under the Balance Note.  The execution and delivery by the Purchaser of this Amendment and the Balance Note and the consummation by the Purchaser of the transactions contemplated by the Original Agreement as amended hereby and by the Balance Note have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Amendment has been, and the Balance Note will be, duly and validly executed and delivered by the Purchaser and each constitutes or will constitute a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

ARTICLE IV

MISCELLANEOUS

4.1           Incorporation by Reference.  The provisions of Article VI (Indemnification) and Article IX (Miscellaneous) of the Original Agreement are hereby incorporated herein by reference and, except as provided herein, shall, mutatis mutandis, apply to this Amendment.

4.2           Entire Agreement.  The Original Agreement (including the exhibits and schedules thereto), as amended by this Amendment, together with the Guaranty Agreement (as amended on the date hereof) and the Confidentiality Agreement, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof and thereof, including, without limitation, the Non-Binding Indication of Interest of CTCM dated as of 10 December 2007.

4.3           Ratification.  The Original Agreement remains in full force and effect, except as specifically modified by this Amendment, and the terms and conditions thereof, as specifically modified by this Amendment, are hereby ratified and confirmed.

*****

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

ZAO “SET TELEVISSIONNYKH STANTSIY”

By:	/s/	Alexander Rodnyansky
Name:		Alexander Rodnyansky
Title:		General Director

MTG BROADCASTING AB

By:	/s/	Kaj Gradevik
Name:		Kaj Gradevik
Title:		Authorized Representative

MODERN TIMES GROUP MTG AB

By:	/s/	Kaj Gradevik
Name:		Kaj Gradevik
Title:		Authorized Representative

EXHIBIT C

Form of Balance Note

PROMISSORY NOTE

April 16, 2008

U.S.$	Moscow, Russia
(Subject to Adjustment)

1.               FOR VALUE RECEIVED, ZAO “Set Televissionnykh Stantsiy”, a closed joint stock company organized under the laws of the Russian Federation with main state registration number 1027700151852, whose registered office is at 3rd Khoroshevskaya str., 12, 123298, Moscow, Russia (the “Maker”), promises to pay to MTG Broadcasting AB, a Swedish limited liability company (the “Holder”), at the offices of the Holder or at such other place as the Holder may designate, U.S.$                        , or such other amount as shall constitute the Balance Amount, with interest on the unpaid portion of such Balance Amount from time to time outstanding at the rate of 5.25875% per year (the “Initial Interest Rate”) until June 30, 2008 and, if not then paid in full, at the Initial Interest Rate plus 2% per year (the “Revised Interest Rate”) until paid in full.  Principal and accrued interest shall be paid in full on the Balance Payment Date.

2.               This Note is made and delivered pursuant to that certain Purchase Agreement among the Maker, the Holder and Modern Times Group MTG AB, a Swedish limited liability company, dated as of March 10, 2008, as amended by Amendment No. 1 thereto dated as of April 16, 2008 (as so amended, the “Purchase Agreement”).  Terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

3.               The Balance Amount, and the principal amount of this Note, is subject to adjustment in accordance with the terms of the Purchase Agreement.

4.               Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  All payments by the Maker under this Note shall be in immediately available funds.

5.               Maker shall have the right to prepay this Note in whole at any time, or in part from time to time, without premium or penalty, but with interest accrued to the date of prepayment; provided, however, that any partial prepayment shall be in an amount equal to at least U.S. $5,000,000.

6.               Until the payment in full of the principal of and accrued interest on this Note, the Maker shall not declare, set aside, make or pay any dividend or other distribution or make any redemption with respect to its share capital.

7.               This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”):

                                                (1)           default in the payment or performance of liabilities or obligations of the Maker to the Holder under this Note, including the payment when due of any principal or interest under this Note;

                                                (2)           default in the performance of the obligation set forth in Paragraph 5 above;

                                                (3)           the occurrence of an event of default under any indebtedness of Maker or of CTC Media, Inc., a Delaware corporation (“CTC Media”);

                                                (4)           the liquidation, termination of existence, dissolution, insolvency or business failure of the Maker or of CTC Media, or the appointment of a receiver or custodian for the Maker or CTC Media or any part of its property if such appointment is not terminated or dismissed within thirty (30) days; or

                                                (5)           the institution by or against the Maker, CTC Media or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker, CTC Media or any indorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors.

8.               Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of New York or afforded by other applicable law.

9.               Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at the Revised Interest Rate.  Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).

10.         In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any such payment is paid by the Maker, then such excess sum shall be credited by the Holder as a payment of principal.

11.         The rights and remedies of Holder under this Note are cumulative and not exclusive and shall not affect any other rights or remedies Holder may otherwise have.

12.         All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatsoever, unless the obligation to make such deduction or withholding is imposed by law.  The Maker shall pay and save the Holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

13.         Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal or interest in such order and manner as shall be determined by the Holder in its discretion.

14.         No reference in this Note to any guaranty or other document shall impair the obligation of the Maker, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.

15.         The Maker agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by the Holder in enforcing the obligations of the Maker under this Note.

16.         No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The Maker and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

17.         None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the Holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

18.         If any provision of this Note shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if any invalid, illegal or unenforceable provisions had not been contained herein.

19.         All rights and obligations hereunder shall be governed by the laws of the State of New York and this Note is executed as an instrument under seal.

ZAO “SET TELEVISSIONNYKH STANTSIY”

By:
Name: Alexander Rodnyansky
Title: General Director

WITNESSED BY:

Name:
Title:

Guaranty

                The undersigned, CTC Media, Inc., a Delaware corporation (“CTC Media”), hereby fully, irrevocably and unconditionally guarantees, as primary obligor and not as surety only, the payment by the Maker of the principal of, and interest on, this Note, when and as due, strictly in accordance with the terms of this Note.  In case of the failure of the Maker for any reason to make any such payment duly and punctually, CTC Media shall on demand by the Holder make such payment forthwith.

                CTC Media understands, agrees and confirms that the Holder may enforce this Guaranty against CTC Media without proceeding against the Maker or pursuing any other remedy under this Note or the Purchase Agreement.

                This Guaranty shall be governed by the laws of the State of New York.

CTC MEDIA, INC.

By:
Name: Alexander Rodnyansky
Title: Chief Executive Officer

WITNESSED BY:

Name:
Title: